CONFORMED COPY




                                     WARRANT

                  To Purchase 186,111 Shares of Common Stock of

                               SWING-N-SLIDE CORP.


                                 March 13, 1997

                                TABLE OF CONTENTS

                                                                         Page

   1.   Definitions                                                         2

        1.1. Definitions of Terms                                           2
        1.2. Other Definitions                                              4

   2.   Exercise of Warrant                                                 5

        2.1. Right to Exercise; Notice                                      5
        2.2. Manner of Exercise; Issuance of Holding Company
             Common Stock                                                   5
        2.3. Effectiveness of Exercise                                      6
        2.4. Fractional Shares                                              6
        2.5. Automatic Exercise on Last Day of Exercise Period              7
        2.6. Continued Validity                                             7

   3.   Registration, Transfer, Exchange and Replacement of Securities;
        Legends                                                             7

        3.1. Registration, Transfer, Exchange and Replacement
             of Securities                                                  7
        3.2. Legends                                                        8

   4.   Anti-Dilution Provisions                                            8

        4.1. Adjustment of Number of Shares Purchasable                     8
        4.2. Adjustment of Exercise Price                                   8
        4.3. Rights Offering                                               17
        4.4. Certificates and Notices                                      17
        4.5. Adjustments for Changes in Certain Data;
             Additional Adjustments                                        18

   5.   Registration, Repurchase, Required Exercise, etc.                  21

   6.   Reservation of Holding Company Common Stock                        21

   7.   Various Covenants of the Holding Company                           21

        7.1. No Impairment or Amendment                                    21
        7.2. Listing on Securities Exchanges, etc.                         22
        7.3. Anti-Dilution Provisions                                      22
        7.4. Indemnification                                               22
        7.5. Certain Expenses                                              22
        7.6. Certain Dividends, etc.                                       22

    8.  Miscellaneous                                                      23

        8.1. Nonwaiver                                                     23
        8.2. Amendment                                                     23
        8.3. Communications                                                23
        8.4. Like Tenor                                                    23
        8.5. Remedies                                                      23
        8.6. Successors and Assigns                                        23
        8.7. Governing Law                                                 24
        8.8. Headings; Entire Agreement; Partial Invalidity, etc.          24
        8.9. No Rights or Liabilities as a Stockholder                     24

        Exhibit 2.2(a) Form of Notice of Exercise
        Exhibit 3.1         Form of Assignment

   THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.


                                     WARRANT

                  To Purchase 186,111 Shares of Common Stock of

                               SWING-N-SLIDE CORP.


   No. RW-1                                                    March 13, 1997


        THIS IS TO CERTIFY that, for value received, MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, or registered assigns, is entitled upon the due exercise hereof at any time during the Exercise Period (as hereinafter defined) to purchase in the aggregate 186,111 shares of Common Stock, $.01 par value, of SWING-N-SLIDE CORP., a Delaware corporation (the "Holding Company"), at an Exercise Price of $.001 per share (such Exercise Price and the number of shares of Common Stock purchasable hereunder being subject to adjustment as provided herein), and to exercise the other rights, powers and privileges hereinafter provided, all on the terms and subject to the conditions hereinafter set forth.

        This Warrant is one of the Holding Company's Warrants to Purchase Shares of Common Stock (herein, together with any warrants issued in exchange therefor or replacement thereof, all as amended or supplemented from time to time, called the "Warrants") initially exercisable in the aggregate for 592,177 (subject to adjustment) shares of Holding Company Class A Common Stock and issued pursuant to those certain Securities Purchase Agreements, dated the Closing Date, by and among the Holding Company, Newco, Inc. and the institutional investors named therein (as amended, modified and supplemented from time to time, the "Securities Purchase Agreements"). Reference is hereby made to the Securities Purchase Agreements for a description of, among other things, certain terms relating to the Warrants and the Warrant Shares and certain rights of the holders hereof and thereof, including, without limitation (a) the rights of the holders to require the repurchase of the Warrants and the Warrant Shares and to require the registration of the Warrant Shares, and (b) the right of the Holding Company to repurchase the Warrants and to require the exercise of the Warrants. Holders of Warrants and/or Warrant Shares are entitled to the applicable benefits of the Securities Purchase Agreements and the other Operative Documents and may enforce the applicable agreements contained therein, all in accordance with the terms thereof, notwithstanding any payment or prepayment or redemption or acquisition of any of the other Securities issued pursuant to the Securities Purchase Agreements.

    1.  Definitions.

         1.1. Definitions of Terms. Terms used herein without definition which are defined in the Securities Purchase Agreements have the meanings ascribed to them therein, unless the context clearly requires otherwise, including, without limitation, the following terms: "Bridge Note", "Closing", "Commission", "corporation", "Notes", "Officers' Certificate", "Operating Company", "Operative Documents", "Option Plan", "Organizational Documents", "Person", "Preferred Shares", "Required Holders", "Securities Act", "shares" and "Subsidiary". In addition, the terms defined in this section 1, whenever used and capitalized in this Warrant, shall, unless the context otherwise requires, have the following respective meanings:

        "Additional Debentures" shall have the meaning specified in section 4.5(b).

        "Assignment" shall mean the form of Assignment appearing at the end of this Warrant.

        "Closing Date" shall mean March 13, 1997.

        "Convertible Securities" shall mean evidences of indebtedness, Shares (including, without limitation, any Preferred Shares) or other securities which are convertible into or exchangeable or exercisable for, with or without payment of additional consideration, shares of Holding Company Common Stock (of either class), either immediately or upon the arrival of a specified date or the happening of a specified event.

        "Current Market Price" of any security (including, without limitation, any share of Holding Company Common Stock) as of any date herein specified shall mean the average of the daily closing prices for the 20 consecutive trading days immediately prior to, but not including the day in question (or in the event that a security has been traded for less than 20 days, each of the trading days prior to the day in question on which such security has been traded). The closing price for each day shall be (a) if such security is listed or admitted for trading on any domestic national securities exchange, the closing sale price of such security, regular way, or the average of the closing bid prices thereof if no such sale occurred, in each case as officially reported on the principal securities exchange on which such security is listed, or (b) if not reported as described in clause (a), the closing sale price of such security, or the average of the closing bid prices thereof if no such sale occurred, in each case as reported by the NASDAQ Stock Market, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, as reported by any member firm of the New York Stock Exchange selected by the Holding Company, or (c) if not quoted as described in clause (b), the average of the closing bid and asked prices for such security as reported by the National Quotation Bureau Incorporated or any similar successor organization, as reported by any member firm of the New York Stock Exchange selected by the Holding Company.

        "Debentures" shall have the meaning specified in section 4.5(b).

        "Exercise Period" shall mean the period commencing on the Closing Date and terminating on the later of (a) March 13, 2003 and (b) the date upon which all of the Notes have been paid in full, subject to the right of the Holding Company to repurchase the Warrants and to require the exercise of the Warrants, all as set forth in the Securities Purchase Agreements.

        "Exercise Price" shall mean the price per share of Holding Company Common Stock set forth in the preamble to this Warrant, as such price may be adjusted pursuant to section 4.

        "Fair Value" shall mean the fair value of the appropriate security (including, without limitation, any share of Holding Company Common Stock), property, assets, business or entity as determined by the board of directors of the Holding Company, provided that if, within 15 days following receipt of the writing setting forth any such determination of Fair Value, the Required Holders of the Warrants shall notify the Holding Company of their disagreement with such determination, then the Fair Value shall be determined by an independent investment banking firm of recognized national standing (selected by the Holding Company and reasonably satisfactory to the Required Holders of the Warrants). Each determination of Fair Value shall be made without applying a discount for any lack of liquidity or absence of control but shall otherwise be made in accordance with generally accepted financial practice and shall be set forth in writing, and the Holding Company shall, immediately following such determination, deliver a copy thereof to each holder or holders of Warrants then outstanding. The determination of any such independent investment banking firm so made shall be conclusive and binding on the Holding Company and on such holder or holders. The Holding Company shall pay all of the expenses incurred in connection with any such determination, including, without limitation, the expenses of the independent investment banking firm engaged to make such determination.
   If the Holding Company shall not have selected such investment banking firm within 20 days after the occurrence of the event giving rise to the need therefor, then the Required Holders of the Warrants at the time outstanding may select such investment banking firm. Notwithstanding the foregoing, in the case of any security, if clauses (a), (b) or (c) of the definition of Current Market Price are applicable to such security, then the Fair Value of such security shall be the Current Market Price of such security.

        "Holding Company" shall mean Swing-N-Slide Corp., a Delaware corporation.

        "Holding Company Class A Common Stock" shall mean the Common Stock, $.01 par value, of the Holding Company as constituted on the Closing Date and any Shares into which such Common Stock shall have been changed or any Shares resulting from any reclassification of such Common Stock.

        "Holding Company Class B Common Stock" shall mean the Class B Common Stock, $.01 par value, of the Holding Company as constituted on the Closing Date and any Shares into which such Class B Common Stock shall have been changed or any Shares resulting from any reclassification of such Class B Common Stock.

        "Holding Company Common Stock" shall mean the Holding Company Class A Common Stock and the Holding Company Class B Common Stock.

        "Investment Agreement" shall have the meaning specified in section
   4.5(b).

        "Notice of Exercise" shall mean the form of Notice of Exercise appearing at the end of this Warrant.

        "Other Securities" shall mean with reference to the exercise privilege of the holders of the Warrants, any Shares (other than Holding Company Class A Common Stock) and any other securities of the Holding Company (including, without limitation, Preferred Shares) or of any other Person which the holders of the Warrants at any time shall be entitled to receive, or shall have received, upon the exercise or partial exercise of the Warrants, in lieu of or in addition to Holding Company Class A Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Holding Company Class A Common Stock (or Other Securities) pursuant to the terms of the Warrants or otherwise.

        "Securities Purchase Agreements" shall have the meaning specified in the preamble to this Warrant.

        "Special Issuance" shall have the meaning specified in section
   4.5(b).

        "Stock Purchase Rights" shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Holding Company Common Stock (of either class) or any Convertible Securities, either immediately or upon the arrival of a specified date or the happening of a specified event.

        "Warrant Shares" shall mean the shares of Holding Company Class A Common Stock (and/or Other Securities) issued or issuable, as the case may be, from time to time upon exercise of the Warrants, including, without limitation, any shares of Holding Company Class A Common Stock (and/or Other Securities) issued or issuable with respect thereto by way of stock dividend or distribution or in connection with a combination of shares, recapitalization, merger, consolidation, other reorganization or otherwise.

        "Warrants" shall have the meaning specified in the preamble to this Warrant.

         1.2. Other Definitions. The terms defined in this section 1.2, whenever used in this Warrant, shall, unless the context otherwise requires, have the following respective meanings:

        "this Warrant" (and similar references to any of the other Operative Documents) shall mean, and the words "herein" (and "therein"), "hereof" (and "thereof"), "hereunder" (and "thereunder") and words of similar import shall, unless the context clearly requires otherwise, refer to, such instruments as they may from time to time be amended, modified or supplemented.

    2.  Exercise of Warrant.

         2.1. Right to Exercise; Notice. On the terms and subject to the conditions of this section 2, the holder hereof shall have the right, at its option, to exercise this Warrant in whole or in part at any time or from time to time during the Exercise Period, all as more fully specified below, provided that a partial exercise of this Warrant for less than the entire remaining amount of Warrant Shares issuable under this Warrant shall be made only for a whole number of shares.

         2.2. Manner of Exercise; Issuance of Holding Company Common Stock. To exercise this Warrant, the holder hereof shall deliver to the Holding Company (a) a Notice of Exercise (substantially in the form of Exhibit 2.2(a) attached hereto) duly executed by the holder hereof (or its attorney) specifying the number of Warrant Shares to be purchased, (b) an amount equal to the aggregate Exercise Price for all Warrant Shares as to which this Warrant is then being exercised and (c) this Warrant. At the option of the holder hereof, payment of the Exercise Price shall be made
   (w) by wire transfer of funds to an account in a bank located in the United States designated by the Holding Company for such purpose, (x) by check payable to the order of the Holding Company, (y) by application of any Warrant Shares or any Notes, as provided below, or (z) by any combination of such methods.

        Upon the exercise of this Warrant in whole or in part, the holder hereof may, at its option, submit to the Holding Company written instructions from such holder to apply any specified portion of the Warrant Shares issuable upon such exercise in payment of the Exercise Price required upon such exercise, in which case the Holding Company will accept such specified portion of the Warrant Shares (at a value per share equal to the Current Market Price of such share, if applicable, or the then Fair Value of such share less, in each case, the Exercise Price then in effect), in lieu of a like amount of such cash payment.

        Upon the exercise of this Warrant in whole or in part by the holder of any Note, such holder may, at its option, surrender such Note to the Holding Company together with written instructions from such holder to apply all or any specified principal amount of such Note against the payment of some or all of the Exercise Price required upon such exercise, in which case the Holding Company will accept such specified principal amount in lieu of a like amount of such cash payment. In lieu of or in addition to the aforesaid application, such holder may, without surrendering such Note, furnish the Holding Company with written instructions to apply all or any specified amount of accrued interest on such Note against the payment of some or all of the Exercise Price required upon such exercise, in which case the Holding Company will accept such specified accrued interest in lieu of a like amount of cash. Upon any such partial application of the principal of any Note, the Holding Company at its expense will cause the Operating Company to promptly issue and deliver to or upon the order of the holder thereof a new Note or Notes equal in aggregate principal amount to the unpaid principal amount of such surrendered Note not so applied and dated so as to result in no loss of interest. At the time of surrender of any Note pursuant to this section 2.2, the Holding Company will cause the Operating Company to pay to the holder surrendering such Note all interest on the principal amount thereof so applied accrued to and including the date of such surrender.

        Upon receipt of the items referred to in section 2.3, the Holding Company shall, as promptly as practicable, and in any event within five days thereafter, cause to be issued and delivered to the holder hereof (or its nominee) or the transferee designated in the Notice of Exercise, a certificate or certificates representing the number of Warrant Shares specified in the Notice of Exercise (but not exceeding the maximum number of shares issuable upon exercise of this Warrant) minus the number of Warrant Shares, if any, applied in payment of the Exercise Price. Such certificates shall be registered in the name of the holder hereof (or its nominee) or in the name of such transferee, as the case may be.

        If this Warrant is exercised in part, the Holding Company shall, at the time of delivery of such certificate or certificates, issue and deliver to the holder hereof or the transferee so designated in the Notice of Exercise, a new Warrant evidencing the right of the holder hereof or such transferee to purchase at the Exercise Price then in effect the aggregate number of Warrant Shares for which this Warrant shall not have been exercised and this Warrant shall be cancelled.

         2.3. Effectiveness of Exercise. Unless otherwise requested by the holder hereof, this Warrant shall be deemed to have been exercised and such certificate or certificates representing Warrant Shares shall be deemed to have been issued, and the holder or transferee so designated in the Notice of Exercise shall be deemed to have become the holder of record of such Warrant Shares for all purposes, as of the close of business on the date on which the Notice of Exercise, the Exercise Price and this Warrant shall have been received by the Holding Company.

         2.4. Fractional Shares. The Holding Company shall not issue fractional Warrant Shares or scrip representing fractional Warrant Shares upon any exercise of this Warrant. As to any fractional Warrant Shares which the holder hereof would otherwise be entitled to purchase from the Holding Company upon such exercise, the Holding Company shall pay such holder a cash adjustment for such fraction in an amount equal to the same fraction of the Fair Value of a share of Holding Company Common Stock as of the date of the Notice of Exercise.

         2.5. Automatic Exercise on Last Day of Exercise Period. If this Warrant shall not have been exercised in full on or before the last day of the Exercise Period, then this Warrant shall be automatically exercised, without further action on the part of the holder hereof, in full on and as of the last day of the Exercise Period, unless at any time on or before such last day of the Exercise Period the holder of this Warrant shall notify the Holding Company in writing that no such automatic exercise is to occur. Payment of the Exercise Price due in connection with any such automatic exercise pursuant to this section 2.5 shall be made by application of that portion of the Warrant Shares issuable upon such exercise (at a value per share equal to the then Fair Value thereof) equal to the aggregate Exercise Price which is due upon such exercise, unless at any time on or before such last day of the Exercise Period the holder of this Warrant shall notify the Holding Company that such holder elects one of the other payment options set forth in section 2.2. As promptly as practicable following any such automatic exercise, and in any event within five days after the last day of the Exercise Period, the Holding Company shall cause to be issued and delivered to the holder hereof a certificate registered in the name of the holder hereof (unless the holder shall specifically instruct the Holding Company otherwise) representing the Warrant Shares issued in connection with such automatic exercise of this Warrant minus the number of Warrant Shares, if any, applied in payment of the Exercise Price. Upon receipt of such certificate, the holder of this Warrant shall promptly surrender this Warrant to the Holding Company for cancellation.

         2.6. Continued Validity. A holder of Warrant Shares issued upon the exercise of this Warrant, in whole or in part, shall continue to be entitled to all rights to which a holder of this Warrant is entitled pursuant to the provisions of this Warrant except such rights as by their terms apply solely to the holder of a Warrant, notwithstanding that this Warrant is cancelled following such exercise. The Holding Company will, at the time of any exercise of this Warrant, upon the request of the holder of the Warrant Shares issued upon the exercise hereof, acknowledge in writing, in form reasonably satisfactory to such holder, its continuing obligation to afford to such holder all rights to which such holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant, including, without limitation, those set forth in sections 7.1, 7.2, 7.4 and 7.5 of this Warrant; provided that if such holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Holding Company to afford to such holder all such rights.

    3.  Registration, Transfer, Exchange and Replacement of Securities;
   Legends.

         3.1. Registration, Transfer, Exchange and Replacement of Securities. Reference is hereby made to sections 17 and 18 of the Securities Purchase Agreements for certain provisions relating to the registration, transfer, exchange and replacement of the Warrants and Warrant Shares. To transfer this Warrant, the holder shall deliver to the Holding Company a Notice of Assignment (substantially in the form of Exhibit 3.1 attached hereto) duly executed by the holder hereof (or its attorney) specifying that this Warrant (or any portion hereof) is to be transferred to the Person(s) named therein.

         3.2. Legends. Neither this Warrant nor any Warrant Shares may be transferred or assigned unless registered under the Securities Act or unless an exemption from such registration is available. Until the date on which a registration statement covering the Warrants becomes effective under the Securities Act, each Warrant shall bear a legend in substantially the following form:

             "THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION
             THEREFROM."

   Until the date on which a registration statement covering the Warrant Shares becomes effective under the Securities Act, each certificate evidencing Warrant Shares shall bear a legend in substantially the following form:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM."

    4.  Anti-Dilution Provisions.

         4.1. Adjustment of Number of Shares Purchasable. Upon any adjustment of the Exercise Price as provided in section 4.2, the holder hereof shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Holding Company Class A Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Holding Company Class A Common Stock purchasable hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

         4.2. Adjustment of Exercise Price. In addition to any adjustment required under the provisions of section 4.5 below, and except as otherwise provided in section 4.2(n) below, the Exercise Price shall be subject to adjustment from time to time as set forth in this section 4.2.

             (a) Stock Dividends, Distributions, Subdivisions and Combinations. If and whenever the Holding Company subsequent to the date hereof:

                  (i) declares a dividend upon, or makes any distribution in respect of, any of its capital stock, payable in shares of Holding Company Common Stock (of either class), Convertible Securities or Stock Purchase Rights, or

                  (ii) subdivides its outstanding shares of Holding Company
             Common Stock (of either class) into a larger number of shares of Holding Company Common Stock (of such class), or

                  (iii) combines its outstanding shares of Holding Company Common Stock (of either class) into a smaller number of shares of Holding Company Common Stock (of such class),

        then the Exercise Price shall be adjusted to that price determined by multiplying the Exercise Price in effect immediately prior to such event by a fraction (A) the numerator of which shall be the total number of outstanding shares of Holding Company Common Stock (of both classes) immediately prior to such event, and (B) the denominator of which shall be the total number of outstanding shares of Holding Company Common Stock (of both classes) immediately after such event, treating as outstanding all shares of Holding Company Common Stock issuable upon conversions or exchanges of any such Convertible Securities issued in such dividend or distribution and exercises of any such Stock Purchase Rights issued in such dividend or distribution.

             (b) Issuance of Additional Shares of Holding Company Common Stock. If and whenever the Holding Company subsequent to the date hereof shall issue or sell any shares of Holding Company Common Stock (of either class) (except as otherwise provided in the last paragraph of this section 4.2(b)), including, without limitation, any sale of any treasury shares, for a consideration per share less than the Fair Value per share (determined, in each case, as of the date specified in the next succeeding paragraph), the Exercise Price upon each such issuance or sale shall be adjusted as of the date specified in the next succeeding paragraph to the price determined by multiplying the Exercise Price in effect as of the date specified in the next succeeding paragraph by a fraction the numerator of which is (i) the sum of (A) the number of shares of Holding Company Common Stock (of both classes) outstanding immediately prior to such issue or sale multiplied by the Fair Value per share of Holding Company Common Stock immediately prior to such issue or sale plus (B) the aggregate consideration, if any, received by the Holding Company upon such issue or sale, divided by (ii) the total number of shares of Holding Company Common Stock (of both classes) outstanding immediately after such issue or sale, and the denominator of which is the Fair Value per share of Holding Company Common Stock immediately prior to such issue or sale.

             For the purposes of this section 4.2(b), the date as of which the Exercise Price shall be adjusted and the date as of which the Fair Value shall be determined shall be the earlier of (A) the date on which the Holding Company shall enter into a firm contract for the issuance of such shares of Holding Company Common Stock and (B) immediately prior to the date of actual issuance of such shares of Holding Company Common Stock.

             No adjustment of the Exercise Price shall be made under this section 4.2(b) upon the issuance of any shares of Holding Company Common Stock which are (i) distributed to holders of Holding Company Common Stock pursuant to a stock dividend, distribution or subdivision for which an adjustment shall previously have been made under section 4.2(a) or (ii) issued pursuant to the exercise of any Stock Purchase Rights or pursuant to the conversion or exchange of any Convertible Securities to the extent that an adjustment shall previously have been made upon the issuance of such Stock Purchase Rights or Convertible Securities pursuant to sections 4.2(a), (c) or
        (d).

             (c) Issuance of Stock Purchase Rights. If and whenever the Holding Company subsequent to the date hereof shall issue or sell any Stock Purchase Rights (except as otherwise provided in the last paragraph of this section 4.2(c)) and the consideration per share for which shares of Holding Company Common Stock (of either class) may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than the Fair Value per share (determined, in each case, as of the date specified in the next succeeding paragraph), the Exercise Price upon each such issuance or sale shall be adjusted as provided in section 4.2(b) as of the date specified in the next succeeding paragraph on the basis that the maximum number of shares of Holding Company Common Stock ever issuable upon exercise of such Stock Purchase Rights (or upon conversion or exchange of such Convertible Securities following such exercise) shall be deemed to have been issued as of the date of the determination of the Fair Value specified in the next succeeding paragraph.

             For the purposes of this section 4.2(c), the date as of which the Exercise Price shall be adjusted and the date as of which the Fair Value shall be determined shall be the earlier of (A) the date on which the Holding Company shall enter into a firm contract for the issuance of such Stock Purchase Rights and (B) immediately prior to the date of actual issuance of such Stock Purchase Rights.

             No adjustment of the Exercise Price shall be made under this section 4.2(c) upon the issuance of any Stock Purchase Rights to the extent that an adjustment shall previously have been made upon the issuance of such Stock Purchase Rights pursuant to section 4.2(a).

             (d) Issuance of Convertible Securities. If and whenever the Holding Company subsequent to the date hereof shall issue or sell any Convertible Securities (except as otherwise provided in the last paragraph of this section 4.2(d)) and the consideration per share for which shares of Holding Company Common Stock (of either class) may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the Fair Value per share (determined, in each case, as of the date specified in the next succeeding paragraph), the Exercise Price upon each such issuance or sale shall be adjusted as provided in section 4.2(b) as of the date specified in the next succeeding paragraph on the basis that the maximum number of shares of Holding Company Common Stock ever necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the determination of the Fair Value specified in the next succeeding paragraph.

             For the purposes of this section 4.2(d), the date as of which the Exercise Price shall be adjusted and the date as of which the Fair Value shall be determined shall be the earlier of (A) the date on which the Holding Company shall enter into a firm contract for the issuance of such Convertible Securities and (B) immediately prior to the date of actual issuance of such Convertible Securities.

             No adjustment of the Exercise Price shall be made under this section 4.2(d) upon the issuance of any Convertible Securities which are (i) distributed to holders of Holding Company Common Stock pursuant to a stock dividend or distribution to the extent that an adjustment shall previously have been made pursuant to section 4.2(a) or (ii) issued pursuant to the exercise of any Stock Purchase Rights to the extent that an adjustment shall previously have been made upon the issuance of such Stock Purchase Rights pursuant to section 4.2(a) or (c).

             (e) Minimum Adjustment. If any adjustment of the Exercise Price pursuant to this section 4.2 shall result in an adjustment of less than $.0001, no such adjustment shall be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $.0001; provided that upon any adjustment of the Exercise Price resulting from (i) the declaration of a dividend upon, or the making of any distribution in respect of, any stock of the Holding Company payable in Holding Company Common Stock, Stock Purchase Rights or Convertible Securities or (ii) the reclassification by subdivision, combination or otherwise, of the Holding Company Common Stock into a greater or smaller number of shares, the foregoing figure of $.0001 (or such figure as last adjusted) shall be proportionately adjusted, and provided, further, that upon the exercise of this Warrant, the Holding Company shall make all necessary adjustments (to the nearest .0001 of a cent) not theretofore made to the Exercise Price up to and including the date upon which this Warrant is exercised.

             (f) Readjustment of Exercise Price. Upon each change in (i) the consideration, if any, payable for any Stock Purchase Rights or Convertible Securities referred to in section 4.2(a), (c) or (d),
        (ii) the consideration, if any, payable upon exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities or (iii) the number of shares of Holding Company Common Stock issuable upon the exercise of such Stock Purchase Rights or the rate at which such Convertible Securities are convertible into or exchangeable for shares of Holding Company Common Stock, the Exercise Price in effect at the time of such event shall forthwith be readjusted to the Exercise Price which would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed consideration, number of shares of Holding Company Common Stock so issuable or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, the Exercise Price then in effect shall forthwith be increased to the Exercise Price which would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Exercise Price pursuant to this section 4.2(f) shall (i) increase the Exercise Price by an amount in excess of the adjustment originally made to the Exercise Price in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities or
        (ii) require any adjustment to the amount paid or number of Warrant Shares received by any Person upon any exercise of this Warrant prior to the date upon which such readjustment to the Exercise Price shall occur.

             (g) Reorganization, Reclassification or Recapitalization of the Holding Company. If and whenever subsequent to the date hereof the Holding Company shall effect (i) any reorganization or reclassification or recapitalization of the capital stock of the Holding Company (other than in the cases referred to in section 4.2(a)), (ii) any consolidation or merger of the Holding Company with or into another Person, (iii) the sale, transfer or other disposition of the property, assets or business of the Holding Company as an entirety or substantially as an entirety or (iv) any other transaction (or any other event shall occur) as a result of which holders of Holding Company Common Stock (of either class) become entitled to receive any Shares or other securities and/or property of the Holding Company, any of its Subsidiaries or any other Person (including, without limitation, cash) with respect to or in exchange for the Holding Company Common Stock, there shall thereafter be deliverable upon the exercise of this Warrant or any portion thereof (in lieu of or in addition to the Warrant Shares theretofore deliverable, as appropriate) the highest number of Shares or other securities and/or the greatest amount of property (including, without limitation, cash) to which the holder of the number of Warrant Shares which would otherwise have been deliverable upon the exercise of this Warrant or any portion thereof at the time would have been entitled upon such reorganization or reclassification or recapitalization of capital stock, consolidation, merger, sale, transfer, disposition or other transaction or upon the occurrence of such other event, and at the same aggregate Exercise Price.

             Prior to and as a condition of the consummation of any transaction or event described in the preceding sentence, the Holding Company shall make equitable, written adjustments in the application of the provisions set forth herein and in the other Operative Documents for the benefit of the holders of the Warrants, in a manner reasonably satisfactory to the Required Holders of the Warrants so that all such provisions shall thereafter be applicable, as nearly as possible, in relation to any Shares or other securities or other property thereafter deliverable upon exercise of the Warrants and so that the holders of the Warrants will (prior to exercise) enjoy all of the rights and benefits enjoyed by any such Person who shall have acquired any such Shares, other securities, or other property (including, without limitation, cash) in connection with any such transaction or event, including, without limitation, any subsequent tender offer or redemption of any such Shares or other securities. Any such adjustment shall be made by and set forth in a supplemental agreement of the Holding Company and/or the successor entity, as applicable, for the benefit of the holders of the Warrants, and in form and substance reasonably acceptable to the Required Holders of the Warrants, which agreement shall bind the Holding Company and/or the successor entity, as applicable, and all holders of Warrants then outstanding and shall be accompanied by a favorable opinion of the regular outside counsel to the Holding Company or the successor entity, as applicable (or such other firm as is reasonably acceptable to the Required Holders of the Warrants), as to the enforceability of such agreement and as to such other matters as the Required Holders of the Warrants may reasonably request.

             (h) Other Dilutive Events. If any other transaction or event shall occur (excluding any transaction or event explicitly referred to in this section 4.2, but including, without limitation, any issuance, repurchase, redemption, or other distribution in respect of any Shares or other securities of the Holding Company or of any other Person, including any Person referred to in section 4.2(g)) as to which the other provisions of this section 4 are not strictly applicable but the failure to make any adjustment to the Exercise Price or to any of the other terms of this Warrant would not fairly protect the purchase rights and other rights represented by this Warrant in accordance with the essential intent and principles hereof, then, and as a condition to the consummation of any such transaction or event, and in each such case, the Holding Company shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Holding Company), which shall give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this section 4, necessary to preserve, without dilution, the rights represented by this Warrant. The certificate of any such firm of accountants shall be conclusive evidence of the correctness of any computation made under this section 4. The Holding Company shall pay the fees and expenses of such firm of accountants in connection with any such opinion. Upon receipt of such opinion, the Holding Company will promptly deliver a copy thereof to the holder of this Warrant and shall make the adjustments described therein.

             (i)  Determination of Consideration.  For the purposes of this section 4, the consideration received or receivable by the Holding Company for the issuance, sale or grant of shares of Holding Company Common Stock (of either class), Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued and determined as follows:

                  (i) Cash Payment. In the case of cash, the gross amount paid by the purchasers without deduction of any accrued interest or dividends, any reasonable expenses paid or incurred and any reasonable underwriting commissions or concessions paid or allowed by the Holding Company in connection with such issue or sale.

                  (ii) Non-Cash Payment.  In the case of consideration other than cash, the Fair Value thereof (in any case as of the date immediately preceding the issuance, sale or grant in question).

                  (iii) Certain Allocations. If shares of Holding Company Common Stock, Stock Purchase Rights and/or Convertible Securities are issued or sold together with other securities or other assets of the Holding Company for a consideration which covers more than one of the foregoing categories of securities and assets, the consideration received or receivable (computed as provided in clauses (i) and (ii) of this section 4.2(i)) shall be allocable to such shares of Holding Company Common Stock, Stock Purchase Rights and/or Convertible Securities as reasonably determined in good faith by the board of directors of the Holding Company (provided such allocation is set forth in a written resolution and a certified copy thereof is furnished to the holder of this Warrant promptly (but in any event within 10 days) following its adoption).

                  (iv) Dividends in Securities. If the Holding Company shall declare a dividend or make any other distribution upon any stock of the Holding Company payable in shares of Holding Company Common Stock, Convertible Securities or Stock Purchase Rights, such shares of Holding Company Common Stock, Convertible Securities or Stock Purchase Rights, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                  (v) Stock Purchase Rights and Convertible Securities. The consideration for which each share of Holding Company Common Stock shall be deemed to be issued upon the issuance or sale of any Stock Purchase Rights or Convertible Securities shall be determined by dividing (A) the total consideration, if any, received by the Holding Company as consideration for the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, ever payable to the Holding Company upon the exercise of such Stock Purchase Rights and/or upon the conversion or exchange of such Convertible Securities, as the case may be, but without deduction of any accrued interest or dividends, any reasonable expenses paid or incurred and any reasonable underwriting commissions or concessions paid or allowed by the Holding Company in connection with such issue or sale; by (B) the maximum number of shares of Holding Company Common Stock ever issuable upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities.

                  (vi) Merger, Consolidation or Sale of Assets. If any shares of Holding Company Common Stock (of either class), Convertible Securities or Stock Purchase Rights are issued in connection with any merger or consolidation of which the Holding Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Value of such portion of the assets and business of the non-surviving corporation as shall be attributable to such Holding Company Common Stock, Convertible Securities or Stock Purchase Rights, as the case may be. In the event of (A) any merger or consolidation of which the Holding Company is not the surviving corporation or (B) the sale, transfer or other disposition of the property, assets or business of the Holding Company as an entirety or substantially as an entirety for Shares or Other Securities of any other Person, the Holding Company shall be deemed to have issued the number of shares of Holding Company Common Stock for Shares or Other Securities of the surviving corporation or such other Person computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the Fair Value on the date of such transaction of such Shares or Other Securities of the surviving corporation or such other Person, and if any such calculation results in adjustment of the Exercise Price, the determination of the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such merger, consolidation or sale, for the purposes of section 4.2(g), shall be made after giving effect to such adjustment of the Exercise Price.

             (j) Record Date. If the Holding Company shall take a record of the holders of the Holding Company Common Stock (of either class) for the purpose of entitling them (i) to receive a dividend or other distribution payable in Holding Company Common Stock (of either class), Convertible Securities or Stock Purchase Rights or (ii) to subscribe for or purchase Holding Company Common Stock (of either class), Convertible Securities or Stock Purchase Rights, then all references in this section 4 to the date of the issue or sale of the shares of Holding Company Common Stock (of either class) deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, shall be deemed to be references to such record date.

             (k) Shares Outstanding. The number of shares of Holding Company Common Stock deemed to be outstanding at any given time shall not include shares of Holding Company Common Stock held by the Holding Company or any Subsidiary of the Holding Company.

             (l) Maximum Exercise Price. At no time shall the Exercise Price exceed the amount set forth in the first paragraph of the Preamble of this Warrant except as a result of an adjustment thereto pursuant to section 4.2(a)(iii) or 4.2(g).

             (m) Application. All subdivisions of this section 4.2 are intended to operate independently of one another. If a transaction or an event occurs that requires the application of more than one subdivision, all applicable subdivisions shall be given independent effect (but without duplication of adjustment).

             (n) No Adjustments Under Certain Circumstances. Anything in this section 4.2 to the contrary notwithstanding, but subject to the provisions of section 4.5, no adjustment to the Exercise Price shall be made in the case of:

                  (i) any issuance of shares of Holding Company Class A Common Stock (or Other Securities) upon the exercise in whole or part of any of the Warrants;

                  (ii) (A) the granting after the Closing Date by the Holding Company to any officer, director or employee of or advisor or consultant to the Holding Company or the Operating Company of options to purchase shares of Holding Company Class A Common Stock pursuant to the Option Plan and (B) the issuance of shares of Holding Company Class A Common Stock upon the exercise of such options, provided that the aggregate number of shares of Holding Company Class A Common Stock issued and issuable upon exercise of such options shall not exceed 1,096,513 (being equal to 10% of the Holding Company Common Stock as of the Closing Date (calculated on a fully-diluted basis)) (such number of shares to be adjusted appropriately for any subdivision, combination, or other similar event with respect to the Holding Company Class A Common Stock);

                  (iii) the issuance of shares of Holding Company Class A Common Stock pursuant to any dividend reinvestment plan, provided that the price per share of Holding Company Class A Common Stock paid by plan participants is not less than 85% of the Fair Value per share at the time of issuance; or

                  (iv) the issuance of up to 1,642,332 shares of Holding Company Class A Common Stock (such number of shares to be adjusted appropriately for any subdivision, combination, or other similar event with respect to the Holding Company Class A Common Stock) upon the conversion, exercise or exchange of any securities convertible into and exercisable or exchangeable for shares of Holding Company Class A Common Stock which are outstanding on the Closing Date and specified on Exhibit 5.5(b) attached to the Securities Purchase Agreements, including, without limitation, the Holding Company's 10% Convertible Subordinated Debentures, the Bridge Note and options outstanding on the Closing Date under the Option Plan.

         4.3. Rights Offering. If the Holding Company shall effect an offering of securities pro rata among its stockholders, the holder hereof shall be entitled, at its option, to elect to participate in each and every such offering as if this Warrant had been exercised and such holder were, at the time of any such offering, then a holder of that number of Warrant Shares to which such holder is then entitled on the exercise hereof.

         4.4.     Certificates and Notices.

             (a) Adjustments to Exercise Price. As promptly as practicable (but in any event not later than 15 days) after the occurrence of any event requiring any adjustment under this section 4 to the Exercise Price (or to the number or kind of securities or other property deliverable upon the exercise of this Warrant), the Holding Company shall, at its expense, deliver to the holder of this Warrant either
        (i) an Officers' Certificate or (ii) a certificate signed by a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Holding Company), setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated and specifying the adjusted Exercise Price and the number of shares of Holding Company Class A Common Stock (or Other Securities) purchasable upon exercise of this Warrant after giving effect to such adjustment. The certificate of any such firm of accountants shall be conclusive evidence of the correctness of any computation made under this section 4.

             (b) Extraordinary Corporate Events. If and whenever the Holding Company subsequent to the date hereof shall propose to (i) pay any dividend to the holders of shares of Holding Company Common Stock (of either class) or to make any other distribution to the holders of shares of Holding Company Common Stock (of either class) (other than as a regularly scheduled cash dividend), (ii) offer to the holders of shares of Holding Company Common Stock (of either class) rights to subscribe for or purchase any additional shares of any class of stock or any other rights or options, (iii) effect any reclassification of the Holding Company Common Stock (of either class) or other Shares of the Holding Company (other than a reclassification involving merely the subdivision or combination of outstanding shares of Holding Company Common Stock referred to in section 4.2(a)), (iv) engage in any reorganization or recapitalization or any consolidation or merger, (v) consummate any sale, transfer or other disposition of its property, assets and business as an entirety or substantially as an entirety, (vi) effect any other transaction which might require an adjustment to the Exercise Price (or to the number or kind of securities or other property deliverable upon the exercise of this Warrant), including, without limitation, any transaction of the kind described in section 4.2(g) or (vii) commence or effect the liquidation, dissolution or winding up of the Holding Company, then, in each such case, the Holding Company shall deliver to the holder of this Warrant an Officers' Certificate giving notice of such proposed action, specifying (A) the date on which the stock transfer books of the Holding Company shall close, or a record shall be taken, for determining the holders of Holding Company Common Stock entitled to receive such dividend or other distribution or such rights or options, or the date on which such reclassification, reorganization, recapitalization, consolidation, merger, sale, transfer, other disposition, transaction, liquidation, dissolution or winding up shall take place or commence, as the case may be, and (B) the date as of which it is expected that holders of Holding Company Common Stock of record shall be entitled to receive securities or other property deliverable upon such action, if any such date is to be fixed. Such Officers' Certificate shall be delivered in the case of any action covered by clause (i) or (ii) above, at least 15 Business Days prior to the record date for determining holders of Holding Company Common Stock for purposes of receiving such payment or offer, and, in any other case, at least 15 Business Days prior to the date upon which such action takes place and 15 Business Days prior to any record date to determine holders of Holding Company Common Stock entitled to receive such securities or other property.

             (c) Effect of Failure. Failure to give any certificate or notice, or any defect in any certificate or notice required under this section 4.4 shall not affect the legality or validity of the adjustment of the Exercise Price or the number of Warrant Shares purchasable upon exercise of this Warrant.

         4.5.     Adjustments for Changes in Certain Data; Additional
                  Adjustments.

             (a) The Holding Company hereby agrees that the initial aggregate number of shares of Holding Company Class A Common Stock issuable upon exercise in full of the Warrants issued on the Closing Date to the initial holders thereof was 592,177 shares of Holding Company Class A Common Stock, which was intended to constitute 6% of the shares of Holding Company Common Stock (of both classes) outstanding immediately following the Closing (calculated on a fully-diluted basis assuming the conversion, exercise and exchange of all securities convertible into or exercisable or exchangeable for Holding Company Common Stock (of either class), including, without limitation, the shares of Holding Company Class A Common Stock issuable upon exercise of such Warrants. If for any reason the shares of Holding Company Class A Common Stock purchasable upon the exercise of the Warrants issued on the Closing Date did not constitute 6% of the shares of Holding Company Common Stock (of both classes) outstanding as of such time (and as so calculated), the Holding Company shall forthwith reissue each Warrant then outstanding with appropriate adjustments in the Exercise Price and in the number of shares of Holding Company Class A Common Stock issuable upon exercise thereof (together with an Officers' Certificate setting forth in reasonable detail the computation of such adjustments), and all such adjustments shall be reasonably satisfactory to the holders thereof.

             (b) It is the intent of the Holding Company and the Warrantholders that the percentage of the shares of Holding Company Common Stock on a fully- diluted basis represented by the number of Warrant Shares initially issuable upon exercise of the Warrants (which is intended to be 6%; 592,177 represents 6% of 9,869,618 (being the sum of 9,277,441 and 592,177)) not be reduced on or after the Closing Date by any Special Issuance (as defined below). If any Special Issuance shall occur, then the aggregate number of shares of Holding Company Class A Common Stock purchasable upon exercise of the Warrants shall be increased (effective as of the Closing Date) (without any adjustment in the aggregate Exercise Price) to the aggregate number of shares of Holding Company Class A Common Stock for which the Warrants would have been exercisable, on the Closing Date, if the shares of Holding Company Common Stock issued or subject to issuance in such Special Issuance had been outstanding on the Closing Date and had been included for purposes of determining the aggregate number of shares for which the Warrants were initially exercisable, in order for such aggregate number of shares to constitute 6% of the shares of Common Stock outstanding on a fully-diluted basis on the Closing Date (including the shares of Holding Company Class A Common Stock issuable upon the exercise of the Warrants). In the event any Convertible Security or Stock Purchase Right issued in any Special Issuance terminates without having been converted or exercised in full, the adjustment pursuant to this section 4.5(b) to the number of shares issuable upon exercise of the Warrants shall be readjusted to the number which would have in effect had such Convertible Security or Stock Purchase Right only been convertible or exercisable for the number of shares of Holding Company Common Stock actually issued upon the conversion or exercise thereof, if any. All adjustments to the aggregate number of shares of Holding Company Class A Common Stock issuable upon exercise of the Warrants pursuant to this section 4.5(b) (x) shall be set forth in reasonable detail in an Officers' Certificate which shall be delivered by the Holding Company at the time of any Special Issuance,
        (y) shall be reasonably satisfactory to the Required Holders of the Warrants and (z) shall be allocated among each of the Warrants then outstanding in proportion to the aggregate number of such shares issuable upon exercise of each Warrant then outstanding (before giving effect to such adjustment).

             By way of example, if the Holding Company issues a Stock Purchase Right in any Special Issuance for 10,000 shares of Holding Company Common Stock, the number of Warrant Shares issuable upon exercise of the Warrants shall be adjusted, at the time such Stock Purchase Right is issued, initially to 592,815 (being 6% of 9,880,256, the new fully-diluted number of shares). If there had been a prior adjustment pursuant to any provision of this section 4, then such number of shares (592,815) shall be further adjusted by recalculating such prior adjustment as if the number of shares initially issuable upon exercise of the Warrants had been 592,815, not 592,177. By way of example, if there had been a two for one stock split prior to the date such Stock Purchase Right was issued, the aggregate number of shares of Holding Company Class A Common Stock issuable upon exercise of the Warrants would become 1,184,992 (being 6% of 19,749,874, the new fully-diluted number of shares), not 592,815.

             For purposes hereof, "Special Issuance" shall mean (a) any issuance of shares of Holding Company Common Stock pursuant to the Investment Agreement dated March 13, 1997 between GreenGrass Holdings and the Holding Company (the "Investment Agreement") (including any shares issued pursuant to section 1.6 thereof) if, after giving effect thereto, the aggregate number of shares of Holding Company Common Stock issued or issuable pursuant to the Investment Agreement exceeds 1,087,406 shares, (b) any issuance of shares of Holding Company Common Stock in respect of the warrant issued to GreenGrass Holdings referred to in section 1.3 of the Investment Agreement if, after giving effect thereto, the aggregate number of shares issued or issuable in respect thereof exceeds 50,000 shares or any adjustment to the number of shares of Holding Company Common Stock issuable upon exercise of such warrant to a number in excess of 50,000, (c) any issuance of the Rights Shares and/or Remaining Rights Shares (each as defined in the Investment Agreement) or any issuance of shares of Holding Company Common Stock, Stock Purchase Rights or Convertible Securities in respect of principal or interest due on the Bridge Note if, after giving effect thereto, the aggregate number of Rights Shares and Remaining Rights Shares issued or issuable pursuant to the Investment Agreement and shares of Holding Company Common Stock issued or issuable in respect of the Bridge Note exceeds 543,703 shares, (d) any issuance of shares of Holding Company Common Stock, Stock Purchase Rights or Convertible Securities in respect of the Holding Company's 10% Convertible Subordinated Debentures due 2004 (the "Debentures") outstanding in an aggregate principal amount of $5,322,804 on the Closing Date if, after giving effect thereto, the aggregate number of shares issued or issuable in respect thereof exceeds 1,108,918 shares, including any issuance in respect of interest due on such outstanding Debentures, or any adjustment to the aggregate number of shares issuable upon conversion of such outstanding Debentures to a number in excess of 1,108,918, (e) any issuance of additional Debentures after the Closing Date (the "Additional Debentures") (including, without limitation, those subject to the Registration Statement filed with the Commission on May 16, 1996 relating to the offering of Debentures in the principal amount of $3,333,333) and any issuance of shares of Holding Company Common Stock, Stock Purchase Rights or Convertible Securities in respect of the Additional Debentures, including any issuance in respect of interest due on such Additional Debentures, and (f) any issuance of shares of Holding Company Common Stock, Stock Purchase Rights or Convertible Securities pursuant to any stock option plan (including the Option Plan) (except as provided in section 4.2(n)(ii)) if, after giving effect thereto, the aggregate number of shares issued or issuable in respect thereof exceeds 483,414 shares.

    5. Registration, Repurchase, Required Exercise, etc. Reference is hereby made to the Securities Purchase Agreements for certain provisions relating to (a) registration rights of the holders of the Warrants and Warrant Shares, (b) the repurchase of the Warrants and/or Warrant Shares at the option of the holders thereof and/or the Holding Company and
   (c) the required exercise of the Warrants at the option of the Holding
   Company.

    6. Reservation of Holding Company Common Stock. The Holding Company has reserved and at all times after the date hereof will reserve and keep available, solely for issuance, sale and delivery upon the exercise of this Warrant, such number of shares of Holding Company Class A Common Stock (and/or Other Securities) equal to the number of shares of Holding Company Class A Common Stock (and/or Other Securities) purchasable from time to time upon the exercise of this Warrant. All such shares of Holding Company Class A Common Stock (and/or Other Securities) shall be duly authorized and, when issued upon exercise of this Warrant in accordance with the terms hereof, will be validly issued and fully paid and nonassessable with no liability on the part of the holders thereof and not subject to preemptive rights on the part of any other Person or to any lien, charge or other security interest but in each case subject to the applicable terms of the Securities Purchase Agreements.

    7.  Various Covenants of the Holding Company.

         7.1. No Impairment or Amendment. The Holding Company shall not by any action including, without limitation, amending its Organizational Documents, any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of Shares or other securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the holder hereof against impairment. Without limiting the generality of the foregoing, the Holding Company (a) will not permit the par value of any Warrant Shares issuable upon exercise of this Warrant to be greater than the amount payable therefor upon such exercise,
   (b) will take all such action as may be necessary or appropriate in order that the Holding Company may validly issue fully paid and nonassessable Warrant Shares, (c) will obtain and maintain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction as may be necessary to enable the Holding Company to perform its obligations under this Warrant, (d) will not issue any capital stock or enter into any agreement, the terms of which would have the effect, directly or indirectly, of preventing the Holding Company from honoring its obligations hereunder or under the other Operative Documents, including, without limitation, sections 11 and/or 12 of the Securities Purchase Agreements, and (e) will not amend or modify any term, condition or provision of its Organizational Documents, or any related agreement, document or instrument, if the effect thereof is, or could reasonably be expected to be, adverse in any material respect to the interests of any holder of the Warrants.

        So long as any Warrants or Warrant Shares are outstanding, upon request of any holder of any such security, the Holding Company will acknowledge in writing, in form satisfactory to such holder, the continued validity of the Holding Company's obligations hereunder.

         7.2. Listing on Securities Exchanges, etc. At all times following the exercise of this Warrant, the Holding Company will maintain the listing of all Warrant Shares on each securities exchange or market or trading system on which the Holding Company Common Stock (or any Other Securities) is then or at any time thereafter listed or traded.

         7.3. Anti-Dilution Provisions. If the Holding Company issues any Stock Purchase Rights or Convertible Securities or other securities containing provisions protecting the holder or holders thereof against dilution in any manner more favorable to such holder or holders thereof than those set forth in this Warrant, such provisions (or any more favorable portion thereof) shall be deemed to be incorporated herein as if fully set forth in this Warrant and, to the extent inconsistent with any provision of this Warrant, shall be deemed to be substituted therefor.

         7.4. Indemnification. Without limiting the generality of any provision of the Securities Purchase Agreements or any of the other Operative Documents, the Holding Company shall indemnify, save and hold harmless the holder of this Warrant and the holder of any Warrant Shares from and against any and all liability, loss, cost, damage, reasonable attorneys' and accountants' fees and expenses, court costs and all other out-of-pocket expenses reasonably incurred by such holder in connection with interpreting, preserving, exercising and/or enforcing any of the terms hereof.

         7.5. Certain Expenses. The Holding Company shall pay all expenses in connection with, and all taxes (other than income, franchise and stock transfer taxes) and other governmental charges that may be imposed in respect of, the issue, sale and delivery of this Warrant and any Warrant Shares.

         7.6. Certain Dividends, etc. If and whenever subsequent to the Closing Date the Holding Company shall declare or pay any dividend or other distribution on any shares of Holding Company Class A Common Stock or shall effect any other transaction as a result of which holders of any shares of Holding Company Class A Common Stock shall be entitled to receive any dividend or other distribution (excluding dividends or other distributions of the kinds referred to in section 4.2(a)) with respect to or in exchange for any shares of Holding Company Class A Common Stock, then the Holding Company shall pay (or cause to be paid) to each holder of any Warrant the same dividend or other distribution such holder would have received had such holder exercised such Warrant in full immediately prior to the date upon which such dividend or other distribution is paid (or immediately prior to any record date for such dividend or other distribution, if applicable).

    8.  Miscellaneous.

         8.1. Nonwaiver. No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of the holder of this Warrant or of any Warrant Shares shall operate as a waiver of or otherwise prejudice such holder's rights, powers or remedies.

         8.2. Amendment. Any term, covenant, agreement or condition of the Warrants may, with the consent of the Holding Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Required Holders of the Warrants, provided that (a) no such amendment or waiver shall change the number of Warrant Shares issuable upon the exercise of any Warrant or the manner of exercise or the amount of any payment due upon exercise or the duration of the Exercise Period without the prior written consent of the holder of such Warrant and (b) no such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

         8.3. Communications. All communications provided for herein shall be delivered, mailed or sent by facsimile transmission addressed in the manner and shall be effective as of the time specified in the Securities Purchase Agreements.

         8.4. Like Tenor. All Warrants shall at all times be identical, except as to the preamble to each Warrant.

         8.5. Remedies. The Holding Company stipulates that the remedies at law of the holder or holders of this Warrant and/or of any Warrant Shares in the event of any default or threatened default by the Holding Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.
   No remedy conferred in this Warrant on the holder of any Warrant or Warrant Shares is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any other agreement, document or instrument or now or hereafter existing at law or in equity or by statute or otherwise.

         8.6. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holding Company, the holder or holders of this Warrant and, as applicable, of any Warrant Shares, to the extent provided herein, and shall be enforceable by such holder or holders.

         8.7. Governing Law. This Warrant, including the validity hereof and the rights and obligations of the Holding Company and of the holder hereof and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

         8.8. Headings; Entire Agreement; Partial Invalidity, etc. The table of contents to and headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Warrant, together with the other Operative Documents, embodies the entire agreement and understanding between the holder hereof and the Holding Company and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision in this Warrant or any of the other Operative Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         8.9. No Rights or Liabilities as a Stockholder. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Holding Company, provided that nothing in this section 8.9 shall be construed to affect any rights the holder of this Warrant may have under any other provision of this Warrant or any of the other Operative Documents or under any applicable law. No provision of this Warrant, in the absence of an affirmative action by the holder hereof to purchase Holding Company Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder as a stockholder of the Holding Company, whether such liability is asserted by the Holding Company, by creditors of the Holding Company or by any other Person.

            [The remainder of this page is left blank intentionally.]

   IN WITNESS WHEREOF, the Holding Company has caused this Warrant to be executed as an instrument under seal by its duly authorized officer as of the date first above written.

                                     SWING-N-SLIDE CORP.



                                      By:  /s/ Richard E. Ruegger

   Vice President - Finance

                                                               Exhibit 2.2(a)



                           FORM OF NOTICE OF EXERCISE

               (To be executed only upon partial or full exercise
                             of the within Warrant)



        The undersigned registered holder of the within Warrant irrevocably exercises the within Warrant for and purchases__________________________ shares of Common Stock of SWING-N-SLIDE CORP. and herewith makes payment therefor in the amount of $_________________, all at the price, in the manner and on the terms and conditions specified in the within Warrant, and requests that a certificate (or___________certificates in denominations of_________________shares) for such shares hereby purchased be issued in the name of and delivered to (choose one) (a) the undersigned or (b)________________________________________, whose address is
   ___________________________ and, if such shares shall not include all the Warrant Shares issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of Warrant Shares not being purchased hereunder be issued in the name of and delivered to (choose one) (a) the undersigned or (b) _________________________, whose address is
   ______________________________.


   Dated:_______________ , _____.

                                     [                                     ]


                                     By ________________________________
                                         (Signature of Registered Holder)



   NOTICE: The signature on this Notice of Exercise must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.

                                                                    Exhibit 3




                               FORM OF ASSIGNMENT

                    (To be executed only upon the assignment
                             of the within Warrant)



        FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto _______________________ , whose address is ______________________________________________________ ,
   all of the rights of the undersigned under the within Warrant, with respect to ________ shares of Common Stock of SWING-N-SLIDE CORP. and, if such shares shall not include all the Warrant Shares issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of Warrant Shares not being transferred hereunder be issued in the name of and delivered to [choose one] (a) the undersigned or (b)_________________ whose address is ________________________________________________________,
   and does hereby irrevocably constitute and appoint ______________________ _________________________ Attorney to register such transfer on the books of SWING-N-SLIDE CORP. maintained for the purpose, with full power of substitution in the premises.


   Dated:  _______________ , ____ .



                                     [                                    ]



                                     By  ________________________________
                                          (Signature of Registered Holder)



   NOTICE: The signature on this Assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.